Exhibit 99.10

                                  PRESS RELEASE

San Diego, CA, October X, 2002 --- Alliance Pharmaceutical Corp. (NASDAQ-ALLP) announced today that it has received $551,625 through the issuance of an 8% Convertible Secured Promissory Note to an institutional investor. The Note matures in two years from the date of issuance and is convertible into shares of Alliance's common stock at $0.35 per share. In connection with the issuance of the Note, Alliance obtained the consent and waiver of anti-dilution rights from a majority of the investors in the Company's October 2001 private placement. It also obtained a similar consent and waiver from the holders of its 5% Convertible Debentures issued in 2000. These consents and waivers apply to any future issuance of notes by the Company on the same terms as the Note up to an aggregate of $3 million.

Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Imagent(R) (perflexane lipid microspheres) is an ultrasound imaging agent being marketed by Alliance in partnership with Cardinal Health, Inc. OxygentTM (perflubron emulsion), an intravascular oxygen carrier, is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. Additional information about the Company is available on Alliance's web site at www.allp.com.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-72844) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information, please contact: Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275.